                                                                        FOR IMMEDIATE RELEASE
                                                                        January 31, 2008

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Results for the First Quarter of Fiscal 2008

CHARLOTTE, N.C.-January 31, 2008--Ruddick Corporation (NYSE:RDK) (the "Company") today reported that consolidated sales for the first quarter of fiscal 2008 ended December 30, 2007 increased by 10.9% to $976.7 million from $880.8 million in the first quarter of fiscal 2007. The increase in sales during the quarter was attributable to sales increases at the Company's Harris Teeter supermarket subsidiary that were offset, in part, by a sales decline at the Company's American & Efird ("A&E") sewing thread and technical textiles subsidiary.

In the first quarter of fiscal 2008, consolidated net income was $23.3 million, or $0.48 per diluted share, compared to $18.3 million, or $0.38 per diluted share, in the prior year's first quarter. The 27.6% increase in net earnings over the prior year was driven by improved operating profit at Harris Teeter.

Harris Teeter's sales increased by 12.6% to $896.6 million in the first quarter of fiscal 2008 compared to sales of $796.3 million in the first quarter of fiscal 2007.  The increase in sales was attributable to new store activity, partially offset by store closings and divestitures, and a comparable store sales increase of 4.40% for the quarter.  During the first quarter of fiscal 2008, Harris Teeter opened two new stores and completed the remodeling and expansion of one store. Since the end of the first quarter of fiscal 2007, Harris Teeter has opened 16 new stores while closing or divesting 5 stores for a net addition of 11 stores. Harris Teeter operated 166 stores at December 30, 2007.

Operating profit at Harris Teeter increased by 24.8% to $44.2 million (4.93% of sales) in the first quarter of fiscal 2008 as compared to $35.4 million (4.45% of sales) in the first quarter of fiscal 2007 (an improvement of 48 basis points). Operating profit was impacted by new store pre-opening costs of $3.7 million (0.41% of sales) and $5.0 million (0.62% of sales) in the first quarter of fiscal 2008 and fiscal 2007, respectively.  New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

Harris Teeter's operating profit improved primarily as a result of increased store sales attributed to comparable store sales gains driven by our continuous attention to customer service, and through targeted promotional spending and retail pricing programs. The sales increases along with a continued emphasis on operational efficiencies and cost controls have provided the leverage to offset the incremental costs associated with Harris Teeter's new store program (pre-opening costs and incremental start-up costs) and increased associate benefit costs, credit and debit card fees and other occupancy costs.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "We are pleased to report another quarter of positive comparable store sales gains and operating profit increases at Harris Teeter during periods of increasing our overall store count.  Our commitment to superior customer service and our company-wide execution of focused promotional programs enabled us to continue to grow our market share and our customer base."

A&E sales for the first quarter of fiscal 2008 were $80.1 million as compared to $84.5 million in the first quarter of fiscal 2007. Foreign sales accounted for approximately 55% of A&E total sales for the first quarter of both fiscal 2008 and fiscal 2007.

A&E's operating profit was $0.2 million for the first quarter of fiscal 2008 compared to $0.4 million in the first quarter of fiscal 2007. A&E continued to realize operating profit improvements in their Asian operations during the first quarter of fiscal 2008, however, weak apparel thread manufacturing operating schedules in the Americas offset the improvements in Asia. Management continues to rationalize A&E's operations in the Americas and focus on providing best-in-class service to its customers while expanding its product lines throughout A&E's supply chain.

Mr. Dickson said, "Our transformation of A&E's business from one that is dependent on the U.S. apparel industry to one that supplies sewing threads and technical textiles on a global basis is not yet complete.  However, we continue to make good progress in streamlining our U.S. operations and growing our business in Asia. The challenging retail environment that we faced in many parts of the world last year has continued through the first quarter of fiscal 2008. We remain committed to our strategic plans that are designed to provide a wide range of quality products and services that create value for our customers around the world."

Consolidated capital expenditures for the Company during the first quarter of fiscal 2008 totaled $42.8 million and depreciation and amortization totaled $26.6 million. Total capital expenditures for the 13 weeks ended December 30, 2007, were comprised of $40.9 million for Harris Teeter and $1.9 million for A&E.

Harris Teeter's continued improvement in operating performance and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.  Harris Teeter plans to open an additional 13 new stores (2 of which will replace existing stores) and complete the major remodeling on 6 more stores (3 of which will be expanded in size) during the remainder of fiscal 2008.  The new store development program for fiscal 2008 is expected to result in a 9.0% increase in retail square footage as compared to an 11.9% increase in fiscal 2007.  Harris Teeter routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Harris Teeter's capital expenditures are presently planned to be approximately $202 million for fiscal 2008 and calls for the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Fiscal 2008 consolidated capital expenditures are planned to total approximately $214 million, consisting of $202 million for Harris Teeter and $12 million for A&E.  Such capital investment is expected to be financed by internally generated funds and borrowings under the Company's new revolving credit facility.

On December 20, 2007, the Company entered into a new credit agreement that provides for a five-year revolving credit facility in the aggregate amount of up to $350 million and a non-amortizing term loan of $100 million due December 20, 2012.  The credit agreement also provides for an optional increase of the revolving credit facility by an additional amount of up to $100 million and two 1-year maturity extension options, both of which require consent of the lenders. The new credit agreement replaced a previously existing $350 million revolving credit facility dated June 7, 2006. In the normal course of business, the Company will continue to evaluate other financing opportunities based on the Company's needs and market conditions.

The Company's management remains cautious in its expectations for the remainder of fiscal 2008 due to the intensely competitive retail grocery market and challenging textile and apparel environment. Pre-opening and start-up costs associated with the record number of new stores opened in fiscal 2007 and planned for fiscal 2008 could prove challenging. Further operating improvement will be dependent on the Company's ability to offset increased operating costs with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company's ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight southeastern states and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended
	December 30,	December 31,
	2007	2006
NET SALES
Harris Teeter	$ 896,604	$ 796,261
American & Efird	80,139	84,513
Total	976,743	880,774

COST OF SALES
Harris Teeter	623,177	553,417
American & Efird	62,533	65,945
Total	685,710	619,362

GROSS PROFIT
Harris Teeter	273,427	242,844
American & Efird	17,606	18,568
Total	291,033	261,412

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	229,192	207,406
American & Efird	17,376	18,164
Corporate	1,579	2,031
Total	248,147	227,601

OPERATING PROFIT (LOSS)
Harris Teeter	44,235	35,438
American & Efird	230	404
Corporate	(1,579)	(2,031)
Total	42,886	33,811

OTHER EXPENSE (INCOME)
Interest expense	4,961	4,377
Interest income	(90)	(30)
Investment losses (gains)	54	(27)
Minority interest	87	170
Total	5,012	4,490

INCOME BEFORE TAXES	37,874	29,321
INCOME TAXES	14,526	11,024
NET INCOME	$ 23,348	$18,297

NET INCOME PER SHARE
Basic	$ 0.49	$ 0.39
Diluted	$ 0.48	$ 0.38

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING
Basic	47,853	47,433
Diluted	48,363	47,973

DIVIDENDS DECLARED PER SHARE - Common	$ 0.12	$ 0.11

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	December 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 14,777	$ 15,761
Accounts Receivable, Net	114,404	103,995
Inventories	304,146	283,554
Deferred Income Taxes	10,386	12,039
Prepaid Expenses and Other Current Assets	22,384	19,653
Total Current Assets	466,097	435,002

PROPERTY, NET	903,471	744,169
INVESTMENTS	101,837	105,897
DEFERRED INCOME TAXES	8,654	-
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	27,044	31,990
OTHER LONG-TERM ASSETS	71,326	68,124

Total Assets	$ 1,586,598	$ 1,393,351

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Notes Payable	$ 11,223	$ 11,217
Current Portion of Long-Term Debt and Capital Lease Obligations	7,992	9,456
Accounts Payable	204,369	184,246
Federal and State Income Taxes	7,642	7,524
Deferred Income Taxes	64	-
Accrued Compensation	37,209	29,153
Other Current Liabilities	80,774	75,252
Total Current Liabilities	349,273	316,848

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	316,347	248,562
DEFERRED INCOME TAXES	1,195	6,975
PENSION LIABILITIES	65,945	52,744
OTHER LONG-TERM LIABILITIES	90,312	73,591
MINORITY INTEREST	5,796	7,095

SHAREHOLDERS' EQUITY
Common Stock	84,490	73,835
Retained Earnings	711,532	647,455
Accumulated Other Comprehensive Income (Loss), Net	(38,292)	(33,754)
Total Shareholders' Equity	757,730	687,536

Total Liabilities and Shareholders' Equity	$ 1,586,598	$ 1,393,351

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	13 Weeks Ended
	December 30,	December 31,
	2007	2006
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 23,348	$ 18,297
Non-Cash Items Included in Net Income
Depreciation and Amortization	26,639	24,006
Deferred Income Taxes	(1,411)	(4,314)
Net (Gain) Loss on Sale of Property	(273)	81
Share-Based Compensation	1,184	926
Other, Net	21	1,007
Changes in Operating Accounts Utilizing Cash	(52,644)	(29,690)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(3,136)	10,313

INVESTING ACTIVITIES
Capital Expenditures	(42,763)	(40,633)
Purchase of Other Investments	(789)	(1,512)
Proceeds from Sale of Property and Partnership Distributions	616	6,224
Investments in Company-Owned Life Insurance	(979)	(1,769)
Other, Net	(86)	(1,423)
NET CASH USED IN INVESTING ACTIVITIES	(44,001)	(39,113)

FINANCING ACTIVITIES
Net (Payments on) Proceeds from Short-Term Borrowings	(612)	955
Net (Payments on) Proceeds from Revolver Borrowings	(59,200)	17,500
Proceeds from Long-Term Borrowings	100,000	-
Payments on Long-Term Debt	(692)	(186)
Dividends Paid	(5,808)	(5,264)
Proceeds from Stock Issued	1,416	1,580
Share-Based Compensation Tax Benefits	1,257	1,025
Other, Net	(1,305)	(237)
NET CASH PROVIDED BY FINANCING ACTIVITIES	35,056	15,373

DECREASE IN CASH AND CASH EQUIVALENTS	(12,081)	(13,427)
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	111	-
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	26,747	29,188

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 14,777	$ 15,761

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 5,681	$ 3,855
Income Taxes	$ 1,995	$ 622
Non-Cash Activity:
Assets Acquired Under Capital Leases	$ 19,276	$ 2,975

RUDDICK CORPORATION
OTHER STATISTICS
December 30, 2007
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
1st Quarter	$ 22.2	$ 4.4	$ -	$ 26.6

Capital Expenditures:
1st Quarter	$ 40.9	$ 1.9	$ -	$ 42.8

Purchase of Other Investment Assets:
1st Quarter	$ 0.8	$ -	$ -	$ 0.8

Harris Teeter Store Count:				Quarter

Beginning number of stores				164
Opened during the period				2
Closed during the period				-
Stores in operation at end of period				166

				Quarter

Harris Teeter Comparable Store Sales Increase				4.40%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales.